UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 12, 2008
Rockville Financial, Inc.
(Exact name of registrant as specified in its charter)

Connecticut	000-51239	30-0288470

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.

25 Park Street, Rockville, CT	06066

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (860) 291-3600
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Compensatory Arrangements of Certain Officers
Amended Compensatory Arrangements
     On November 12, 2008, the Board of Directors of Rockville Financial, Inc. (the “Company”) and Rockville Bank (the “Bank”), approved amendments and restatements of the employment agreements of  William J. McGurk, Joseph F. Jeamel, Jr., Christopher E. Buchholz, Richard J. Trachimowicz, Darlene S. White and Laurie A. Rosner (collectively, the “Employment Agreements”) effective as of January 1, 2009, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations thereunder (collectively, “Section 409A”). The Employment Agreements were also amended to reflect several Section 409A-related changes, including automatic payment of severance benefits in a lump sum instead of installments over three years, modifications to the definition of “Good Reason,” the substitution of a lump sum cash payment in lieu of continued medical benefits, and after-tax reimbursements to the executive in the event of any 409A violations.
     In addition, the Employment Agreements, which operate on a year-to-year basis subject to extension at the election of the Bank (other than the Employment Agreement for Mr. Buchholz), were amended to provide that in the event of a Potential Change in Control, the term automatically extends until the day after the earlier of: (a) the second anniversary of the Change in Control; or (b) the date the Change in Control contemplated by the Potential Change in Control is abandoned. The amended Employment Agreements do not change the executives’ base salary, target incentives, long-term compensation, change in control payments or any other remunerative aspect of the Employment Agreements, other than as described above for 409A compliance reasons.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 18, 2008	ROCKVILLE FINANCIAL, INC.
Registrant

	By:	/s/ Gregory A. White

Gregory A. White
Senior Vice President/ Chief Financial Officer